                                                           Exhibit No. EX-23.a.5

                  Resolutions Adopted by the Board of Trustees
                                       of
                       Gartmore Variable Insurance Trust,
                            a Delaware Satutory Trust
                                     at the
                 Regular Board Meeting held on December 7, 2006

WHEREAS,  in accordance with the terms and provisions of Section 1 and Section 6 of Article III of the Trust's Agreement and Declaration of Trust, as amended and restated (hereinafter, the "Amended Declaration of Trust"), the Trust's Board of
Trustees  has  determined  that  it is in the  best  interest  of the  Trust  to establish  and  designate  a new series of shares,  and new  classes of said new shares,  of the Trust,  so as to add the  American  Funds GVIT Growth and Income
Fund (the "New Fund") to the Trust.

NOW, THEREFORE,  BE IT HEREBY RESOLVED,  that the Board of Trustees of the Trust hereby establishes and designates the following new series of Fund shares of the
Trust:

     American Funds GVIT Growth and Income Fund; and it is

RESOLVED  FURTHER,  that each share of each  class of the New Fund shall  hereby have an opening  stated  value of $10.00  per  share,  and shall have all of the
preferences,   conversion,  and  other  rights,  voting  powers,   restrictions,
limitations  as to  dividends,  qualifications,  and  terms  and  conditions  of redemption,  as are set forth in the Amended  Declaration of Trust for the other series of the Trust; except that:

     a.   the  investment  objective  and  strategies of the New Fund may differ from those of the other  series and only the  shareholders  of the New
          Fund will have the right to vote on matters relating solely to the New
          Fund; and

     b.   the shares will  initially be designated as Class II and Class VII for the New Fund, as authorized in the Amended  Declaration of Trust,  and as described in the  materials  presented at this Meeting and only the shareholders of a particular class of the New Fund will have the right to vote on matters relating solely to said class; and

     c.   the Trustees may designate such other  variations as the Trustees deem to be necessary and appropriate.